Exhibit 10.3

CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN -TIME BASED RESTRICTED STOCK AGREEMENT

(Continued from the “Notice of Grant Award and Award Agreement”)

WHEREAS, the Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the “Committee”) of Cerner Corporation (“the Company”) has determined that Grantee (“Participant”) is eligible to receive a Time-Based Restricted Stock Grant under the Company’s 2011 Omnibus Equity Incentive Plan, as amended, supplemented, restated or otherwise modified (the “Plan”), as so indicated in the Notice of Grant Award and Award Agreement, which together with this Time Based Restricted Stock Agreement, constitutes the “Agreement”;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all the terms, conditions and provisions contained therein shall be deemed to be contained in this Agreement.

2. Restricted Stock Grant. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Agreement and any other specifically agreed to terms and conditions that may exist in any employment agreement between Participant and the Company (which shall govern over this Agreement), the Company hereby grants to Participant a Time-Based Restricted Stock Award (the “Award”) for the aggregate number of shares of Company Common Stock (the “Shares”) as set forth in the Notice of Grant Award. The date of grant of the Award (the “Grant Date”) shall for all purposes be as set forth in the Notice of Grant Award.

3. Rights as a Shareholder. Commencing on the Grant Date, Participant shall have the right to receive dividends and other distributions (if any) with respect to the Shares unless and until such Shares are forfeited pursuant to Section 5 hereof, sold or otherwise disposed of; provided, however, that a dividend or other distribution (including, without limitation, a cash dividend, stock dividend or stock split), shall be delivered to the Company, held in escrow and accumulated in a non-interest bearing Company bookkeeping account and shall be subject to the same vesting schedule and other terms, conditions and restrictions as the Shares with respect to which such dividend or other distribution relates. In connection with the payment of such dividends or other distributions, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant. Prior to a Share's Vest Date, Participant shall have no right to vote the Shares until such Shares are actually distributed on the Vest Date and shall be deemed to have assigned any such voting right to the Company. Notwithstanding anything to the contrary, prior to the date on which the Shares and any related property received under Section 3 hereof (the “Aggregate Restricted Shares”) Vest pursuant to Section 5, such Aggregate Restricted Shares shall be subject to the restrictions on transferability contained in Section 6 hereof.

4. Custody and Delivery of Shares. Unless otherwise requested by Participant, Aggregate Restricted Shares will be distributed in street name on the Vest Date and held in Participant’s account at Morgan Stanley or other broker that the Company may choose (the “Broker”). Prior to the Vest Date, the Grant of the Aggregate Restricted Shares will be recorded in the Company’s books and records. Company will reflect in its records the restrictions under which the Aggregate Restricted Shares are held and will not allow distribution or transfer of any Aggregate Restricted Shares prior to the date on which such Aggregate Restricted Shares Vest pursuant to Section 5 below. Shares, representing Vested Aggregate Restricted Shares, will be distributed only on or after the Vest Date and only if the requirements of Vesting set forth in Section 5 are met. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any Aggregate Restricted Shares hereunder.

5. Vesting and Forfeiture. Except as otherwise provided in the Plan, this Agreement or any employment agreement between Participant and the Company, the Aggregate Restricted Shares subject to this Award shall be distributed, become transferable and shall cease to be subject to forfeiture (“Vest”) on the date(s) set forth in the Notice of Grant Award (the “Vest Date”) provided Participant remains an employee (“associate”), consultant or advisor of the Company from the Grant Date through the Vest Date set forth in the Notice of Grant Award. In the event of the death or disability of Participant prior to the Vest Date, and assuming Participant continuously served as an employee through the date of such death or disability, then the Aggregate Restricted Shares shall Vest on the Vest Date if the Vest Date occurs within ninety (90) days of such death or disability; otherwise the Aggregate Restricted Shares shall immediately terminate and be forfeited to the Company upon such death or disability. In the event such Participant is terminated or resigns, then all Aggregate Restricted Shares that have not Vested as of such date shall immediately terminate and shall be forfeited to the Company. In the event of a “Change of Control” as defined in the Plan: (i) 50% of Participant’s outstanding Shares that have not yet Vested shall immediately Vest (such 50% shall be comprised of 50% of each tranche of all unvested Shares with different Vest dates); and, (ii) all remaining Shares shall continue to Vest according to the current vesting schedule and terms of this Award, but should Participant’s employment or engagement be terminated by the Company, other than for Cause, or should Participant resign for Good Reason (as defined in Participant’s employment agreement with the Company or in the Company’s then current Enhanced Severance Pay Plan), within twelve (12) months of the Change in Control, all such remaining Shares shall Vest immediately. Within the 90-day period following a Vest Date, all accrued dividends or other distributions held in escrow in accordance with Section 3 and relating to any Shares vesting shall be paid or delivered to Participant. Notwithstanding the foregoing, and except to the extent any contrary or overriding term would result in a violation of Code Section 409A, to the extent that (i) the employment agreement between Participant and the Company contains terms and conditions relating to the Vesting or forfeiture of equity awards, including the Shares, and (ii) a provision in such employment agreement directly conflicts with any provision in this Section 5, the terms and conditions set forth in such employment agreement shall supersede and control.

6. Non-Transferability of Shares. Prior to the date on which any Aggregate Restricted Shares Vest pursuant to Section 5 hereof, such Aggregate Restricted Shares may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Aggregate Restricted Shares shall be null and void.

7. Securities Laws. Participant hereby represents and covenants that if in the future Participant decides to offer or dispose of any Aggregate Restricted Shares or interest therein, Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of the Aggregate Restricted Shares, Participant shall comply with all regulations and requirements of any regulatory authority having control or supervision over the issuance of the Aggregate Restricted Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

8. Taxable Income. Participant may file an election for immediate Federal income taxation pursuant to Section 83(b) of the Internal Revenue Code. In the event that Participant makes an election pursuant to Section 83(b) of the Code, Participant agrees to notify the Company thereof in writing within ten (10) days after such election; any necessary withholding at the time of an 83(b) election must not be made from Vested Shares, but must be a cash withholding, from either wages or a separate payment. THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH PARTICIPANT SHOULD CONSULT A TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES AND AS TO THE SPECIFIC CONSEQUENCES UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

9. Withholding with Shares. Unless specifically denied by the Committee, Participant may elect to pay all amounts of tax withholding, or any part thereof, by electing to have the Company withhold from the Vested Shares in the same tranche a number of Shares having a value equal to the amount to be withheld under federal, state or local law and in accordance with the Plan. The value of such Shares to be withheld by the Company shall be based on the Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined (the “Tax Date”), as determined by the Committee. Any election by Participant to have such Shares withheld for this purpose will be subject to the following restrictions:

(a) All elections must be made prior to the Tax Date;

(b) All elections shall be irrevocable; and

(c) If Participant is an officer or director of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), Participant must satisfy the requirements of Section 16 and any applicable rules thereunder with respect to the use of Shares to satisfy such tax withholding obligation.

10. Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to Participant shall be addressed to Participant at the address in the Company’s records. Either party hereto may from time-to-time change the address to which notices are to be sent to such party by giving written notice of such change to the other party. Any notice hereunder shall be deemed to have been duly given five (5) business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States government.

11. Binding Effect and Assignment. This Agreement shall bind the parties hereto, but shall not be assignable by Participant.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.

This Agreement has been issued by the Company by its duly authorized representatives and shall be effective as of the Grant Date as set forth in the Notice of Grant Award.